Exhibit 99.1

Speedus Announces Nasdaq Notification

May 22, 2009 – Freehold, New Jersey

Speedus Corp. (NASDAQ: SPDE) today announced that on May 18, 2009, the Company received written notification from The Nasdaq Stock Market advising the Company that it no longer complies with Nasdaq’s Marketplace Rule 5250(c)(1) since it has not yet filed its Form 10-Q for the period ended March 31, 2009. This notification has no effect on the listing of the Company’s common stock at this time.

Nasdaq has provided the Company until July 14, 2009 to submit its plan to regain compliance with the rule. If, after conclusion of its review process, Nasdaq determines that the plan is acceptable, the Company will have until October 13, 2009 to regain compliance. If Nasdaq determines that the plan is not acceptable, the Company will receive notification that its common stock will be delisted from The Nasdaq Stock Market. At that time, the Company may appeal the delisting determination to a Listing Qualifications Panel.

The Company expects that it will file its Form 10-Q for the period ended March 31, 2009 before July 14, 2009, which filing will regain compliance with the rule.

About Speedus Corp.

Additional information on Speedus Corp. may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.

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Statements contained herein that are not historical facts, including but not limited to statements about the Company’s product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company’s sales, marketing and support efforts.